Exhibit 10.12

LEASE AGREEMENT

Lessor	Stichting Incubator Utrecht
Yalelaan 40
3584 CM UTRECHT

Lessee	Merus B.V.
Padualaan 8
3584 CH Utrecht
The Netherlands

Property	Yalelaan 62, 3584 CM, in Utrecht

Lease period	5 years

Commencement date of the lease	4th quarter of 2016
(to be determined definitively, by mutual agreement, in accordance with article 3.2)

Period of notice for lease	12 months

End date	4th quarter of 2021

Bank guarantee	3 months lease

Extension possibilities	automatic extension

Annual lease (basic price)	€ 401,698.40 (also see art. 4.1)

Taxed lease	yes, on the date of commencement of the lease

Indexing	annually, starting on 1 July 2017

LEASE AGREEMENT FOR OFFICE SPACE

AND LABORATORY SPACE

CONSIDERING THAT:

The LSI on Yalelaan is primarily intended to house life sciences companies (objective);

Given the above objective, several companies can be housed on each floor;

These companies should share the facilities such as toilets and galleys, present on their floor;

That office and laboratory spaces in the LSI are offered based on market conditions, taking into account the issued ERDF grant;

In some cases, specific and individual agreements are made with stage life science companies, including those concerning the lease amount, possible discount, lease period and notice period.

THE UNDERSIGNED

Stichting Incubator Utrecht, incorporated and domiciled in 3584 CM Utrecht at Yalelaan 40, hereby legally represented by its director Oscar Schoots hereinafter referred to as the ‘Lessor’,

AND

Merus B.V., its registered office in 6534 AB Nijmegen and offices at 3584 CH Utrecht at the Padualaan 8; and hereby legally represents by Mr Ton Logtenberg and Mrs. Shelley J. Margetson jointly.

hereinafter referred to as ‘Lessee’,

registered with the trade register in Amsterdam under CoC No. 30189136, VAT number XXXXXXXXX.

AGREED

The Leased Premises, designation

1.1	Lessor lets to Lessee and Lessee leases from Lessor, specific areas in the new business complex known as LSI (situated at 62 Yalelaan 62, 3584 CM, Utrecht), spaces on the second (2nd) floor numbered 3.14 through 3.28 and 4.06 through 4.16 (office) and 3.01 through 3.13 and 4.02 through 4.05 (laboratory), hereinafter referred to as ‘the Leased Premises’, situated at Yalelaan in Utrecht, including the shared use of common areas such as the entrance, goods entrance and atrium (ground floor LSI), elevators, on the own floor, the hallway, pantry en toilets, the service building behind the LSI and the bicycle storage (basement of the Alexander Numan building) at the Yalelaan 40-60 in Utrecht and further indicated on the drawing attached to this agreement and signed by parties.

1.2	The Leased Premises will only be used by or on behalf of the lessee as a laboratory space with associated office space.

1.3	The lessee shall not be allowed to designate the Leased Premises for any purpose other than described in 1.2, without prior written approval by the lessor.

1.4	The highest allowed load of the floors of the Leased Premises amounts to 500kg/m².

Conditions

2.1	The “GENERAL CONDITIONS OF THE LEASE AGREEMENT FOR OFFICE AND LABORATORY SPACE”, hereinafter referred to as ‘general conditions’, form part of this agreement. The content of these general conditions is known to the parties. The Lessee and Lessor have received a copy of the general conditions, as annex to this agreement.

2.2	The general conditions referred to in 2.1, are fully applicable except insofar as expressly waived in this Agreement and any annexes thereto, in which case this agreement and any annexes shall prevail, or if application of the general conditions is impossible with regard to the Leased Premises.

Duration, commencement, extension and termination

3.1	This agreement is concluded for a period of five (5) years. This agreement can be cancelled 12 months before the expiry of the lease period. If the agreement is extended in accordance with 3.3, notice should then be given within 6 months prior to the expiration of the lease period.

3.2	The final commencement of the lease will be determined further by mutual agreement, but is expected to fall in the period of October - November 2016 and is subject to the final availability of the Leased Premises and the actual commissioning by the Lessee. The parties hereby declare to strive for the earliest possible commencement of the lease and will do everything in its power to achieve this, if possible, even before October 2016. In case of force majeure - such as, but not limited to delayed delivery of the Leased Premises - the parties will consult to agree on another date.

3.3	After the expiry of the termination date established in 3.1, if no notice of termination has taken place, the agreement will automatically be extended for a further period of two (2) years. In the event of termination, the Lessee agrees that the Leased Premises will be vacated and clean, free of use and user rights, at the appropriate date.

3.4	Early termination of this Agreement is only possible by mutual consent. In the event that the Lessee and Lessor terminate the agreement prematurely with mutual consent, the Lessee shall reimburse the Lessor the remainder of the Lease Amount Adjustment Share (as mentioned in 4.1 and 4.6) till the end of the term of this Agreement, the details of such remuneration shall then be determined and recorded by mutual agreement. A lump sum payment of the remainder of the Lease Amount Adjustment Share shall be deemed sufficient as compensation.

3.5	In the event of a takeover of the majority of the Lessors shares by a third party ‘at arm’s length’ conditions, the Lessee is entitled to terminate the agreement prematurely once during the period of 3 (three) months after the aforementioned share transfer, taking into account a notice of 12 months.

3.6	Cancellation or premature termination should take place served as a writ or via registered letter.

Lease amount, vat, lease price adjustment, payment obligation, payment period

4.1	The basic lease amount of the Leased Premises on annual base is € 401,698.40 plus Lease Amount Adjustment Share. In addition to the above basic lease amount, the Lessor shall receive additional discounts on the basic lease amount, decreasing annually as stated in the table below. Insofar as the lease in the first quarter, or by notice in the last quarter, does not cover a full quarter, the amount due for the first or last quarter will be adjusted pro rata.

PAYMENT SCHEDULE 5-year contract		Year 1		Year 2		Year 3		Year 4 and 5
(all amounts in Euro, price level 2016)
basic lease amount on annual basis, upon commencement		401,698.40		401,698.40		401,698.40		401,698.40

basic lease amount on quarterly basis, upon commencement		100,424.60		100,424.60		100,424.60		100,424.60
discount on lease amount	30%	-30,127.38	20%	-20,084.92	10%	-10,042.46	0%	0.00
lease amount per quarter including discount		70,297.22		80,339.68		90,382.14		100,424.60
lease amount adjustment share (estimate)		33,947.08		33,947.08		33,947.08		33,947.08
VAT of lease amount adjustment share	21%	21,891.30		24,000.22		26,109.14		28,218.05
sub total 1		126,135.60		138,286.98		150,438.35		162,589.73

advance on service fees per quarter (20% of the basic lease amount)	20%	20,084.92		20,084.92		20,084.92		20,084.92
VAT service fees	21%	4,217.83		4,217.83		4,217.83		4,217.83
sub total 2		24,302.75		24,302.75		24,302.75		24,302.75

total due prior to the start of the quarter
(sub total 1 + sub total 2)		150,438.35		162,589.73		174,741.11		186,892.48

4.2	Parties agree that the Lessor shall charge VAT on the lease amount. If no VAT taxed lease is agreed to, the lessee shall, apart from the lease amount, pay an individual compensation to lessor to compensate for the disadvantage caused or that may be caused because lessor or his successor(s), is (are) no longer able to deduct the VAT from the investments and exploitation expenses of the lessor. That which is stated in 19.1 through 19.9 of the general conditions is then not applicable.

4.3	If parties have agreed to a VAT taxed lease, lessee and lessor shall use the opportunity, pursuant to Memorandum 45, decree of 24 March 1999, no. VB 99/571, to refrain from submitting a collective option request for a VAT taxed lease. The lessee declares by signing the lease agreement, also for the benefit of the successor(s) of the lessor, that he shall use or cause the Leased Premises to be used permanently for purposes for which a complete or almost complete right to deduct VAT based on article 15 of the Act on VAT 1968, exists.

4.4	The lease amount is modified annually on 1 July for the first time commencing on 1 July 2017, according to 9.1. through 9.4 of the general conditions.

4.5	The fee that is payable by the lessee for additional supplies and services provided by or on behalf of the Lessor, is determined according to 16 general conditions. A system of advance payments with follow-up sett-off applies to this fee, as is indicated.

4.6	The lessee’s payment obligation consists of:

a.	the lease amount;

b.	The VAT due on the lease amount if the parties have agreed to a VAT taxed lease;

c.	the advance payment on the compensation for the additional supplies and services to be provided by or on behalf of lessor with the VAT due on that; d. a compensation called the estimated “Lease Amount Adjustment Share’ for adaptations of the Leased Premises requested by the Lessee and carried out by the Lessor, for the Lessee. This Lease Amount Adjustment Share for the investment and financing costs shall be calculated over a period of five years.

To avoid any misunderstandings, the Lease Amount Adjustment Share under 4.6D, upon the signing of this agreement, exists of an estimate. Based on the adaptation needs and cost estimates already made in consultation with the Lessee, and based on an agreed division of costs between the Lessee and Lessor, the final cost per lessee shall be known definitively after multiple private tenders and the selection thereof. In that case, an amendment to the final calculation of the Lease Amount Adjustment Share shall be added to this agreement. The parties hereby acknowledge that the costs may be estimated higher, with a maximum of 20%, or lower than estimated.

4.7	Payment period of 3 (three) calendar month (s), payable quarterly in advance.

4.8	The periodic payments based on this lease agreement payable by the lessee to the lessor as reflected in 4.7 are payable in one amount, in advance, in Euro. The Lessor shall submit the Lessee with an invoice, for each period.

4.9	The Lessee is always allowed to reimburse the Lessor the remainder of the Lease Amount Adjustment Share (as mentioned in 4.1 and 4.6) till the end of the term of this agreement by means of a lump sum payment. The settlement amount exceeds the sum of the remaining quarters, multiplied by the quarterly amount of the Lease Amount Adjustment Share, with a discount of 5%.

4.10	Unless mentioned otherwise, all amounts in this lease agreement and the general conditions forming part thereof exclude VAT.

Supplies and services

5.	In case of additional supplies and services to be provided by or on behalf of the Lessor, Parties agree that, in accordance with Article 16 of the general conditions, the advance payment of service fees shall amount to 20% of the basic lease amount, (without discount) upon commencement of the lease, € 20,084.92 per quarter, plus VAT, to be paid in advance together with the payment of the lease amount.

The service fees consist of, among others:

•	supply of heat

•	electricity supply in the Leased Premises and common areas

•	supply of water (business, drinking and demineralized water)

•	supply of additional cooling

•	maintenance and routine checks of the heating and air-conditioning installation(s)

•	maintenance and routine checks of the elevator installation(s)

•	maintenance and routine checks of the pressurized water system

•	maintenance and routine checks of the window cleaning system

•	maintenance and routine checks of the fire alarm, building monitoring, fault indicator and emergency system

•	cleaning costs of common areas, elevators, façade, windows and exterior blinds, glazing in common areas, terraces, underground parking and / or premises, offices and laboratories in accordance with standard

•	costs for normal industrial waste processing (except, specific laboratory waste such as chemical waste, specific hospital waste, GMO waste)

•	costs for monitoring / security

•	cost for reception services

•	cost catering facility

•	insurance premium on exterior glazing

•	sewerage charges

•	Property tax for users

•	preservation and maintenance of environmental permit (Wabo)

•	administration charges of 5% on the above mentioned supplies and services

Bank guarantee

6.1	In accordance with 12.1 of the general conditions, the Lessee shall provide a bank guarantee for three (3) months’ lease. The bank guarantee amount specified in 12.1 is hereby established between parties as: €100,424.60. The bank guarantee shall be issued to the Lessor prior to the final commencement date of the lease.

Manager

7.1	Until further notification by lessor, the manager shall be: Lessor.

Special conditions

Indemnification

8.1	The Lessee shall indemnify the lessor against any liability with regard to health and safety requirements in relation to the proposed use or the proposed classification.

Other provisions

8.2	The Lessee may, for data and Telecom services, make use of the existing infrastructure of the Lessor and should make appropriate agreements with the Lessor and Utrecht University, Department of ITS (Information Technology Services). The Lessee may optionally also make use of the services provided by the Facility Service Centre (FSC) of Utrecht University, such as the cleaning of the Leased Premises, security (connection to the intrusion detection of the Leased Premises and the identification of refrigerator / freezers etc. in an emergency room), waste disposal, concierge services etc. The Lessee shall make these agreement directly with the FSC and also settle the costs directly with the FSC, unless otherwise agreed with the Lessor.

Handing over status

8.3	The Leased Premises is handed over all-in-one, with partitions, ceilings, lighting, flooring and solid furniture as shown on the attached drawings agreements (ie the final drawings including the Lessee’s needs). Offices equipped with climate control per pattern of 3,60m, for up to three fully occupied workplaces. If the Lessee purchases and installs bio-hazard cabinets or microbiological safety cabinets, they must comply with the NEN-EN 12469 standard or its replacement.

The Lessee shall not make any changes to the finish and permanent furnishing of the spaces without prior consultation and without written permission from the Lessor (ie walls, fume hoods, lab island tables, carpeting and blinds). In the event that the Lessee wants to apply adjustments, the parties will consult on this. The Lessor shall not withhold consent to adaptation needs unreasonably and, insofar as they are not permitted, explain in writing why this is decided. Upon termination of the lease agreement, the lessee shall handover the Leased Premises in accordance with the agreement drawings.

Parking

8.4

The Lessee has the possibility to lease a limited number of exclusive parking spaces on the adjacent property for € 700, - per parking space per year. The Lessee also has the option to purchase parking spaces from the UU at the applicable rate for access to parking spaces in the quadrant of Veterinary Medicine. The total parking spaces may not exceed the municipal parking ratio (0.7 per 100 sqm gross floor area). Parking prices to be increased with VAT and price levels to adjust from 2017, in accordance with article 9.1 up to 9.4 of the general conditions.

Visitors can use the parking spaces leased by the Lessee. The possibility also exists, when available, to apply for a visitor space for a visitor, from the Lessor.

Exploitation

8.5	The Lessee is obliged to exploit the Leased Premises in accordance with the appropriation referred to in 1.2, in a careful manner, with sufficient qualified staff and management, taking into account the interests of the Lessor. The Lessee shall ensure that the exploitation of the Leased Premises will always be in accordance with all applicable (legal) regulations, which also include the municipality and the landowner.

Visitors

8.6	The Lessee shall ensure that visitors to the Lessee so not enter the building without being accompanied by the Lessee. The Lessee shall also ensure that the visitors only moves around in that part of the building covered by this Agreement, in other words, the Leased Premises as defined in Article 1.1.

Liability

8.7	In addition to Article 11, general conditions, the Lessee - if the Lessee uses, in the operation of its business and / or profession, uses or stores an agent and / or substance, which is known to have properties that pose a risk of a serious nature to persons or property - is liable for the consequences.

A particular risk of a serious nature shall always include a substance that is explosive, oxidizing, flammable, highly flammable or extremely flammable, toxic or very toxic, contagious or highly contagious, in accordance with the criteria and methods adopted under the Environmentally Hazardous Substances Act. The Lessee is liable for all direct and indirect damage suffered by the Lessor and the other tenants in the building due to the realization of the danger.

In addition to article 11 of the general conditions, if there are defects in the Property and Leased Premises upon handover and after handover, due to negligence or demonstrable fault by the Lessor, the Lessor shall be liable for incurred demonstrable damage, up to a maximum of the annual basic lease amount.

8.8	The Lessee shall indemnify the Lessor against claims from third parties, which will also include the other tenants in the building of which the Leased Premises forms part of, as well as the government, with regard to damage caused directly or indirectly from the use of hazardous substances by the Lessee.

Insurance

8.9	The Lessee has a liability insurance that covers at least the damage for which the Lessee is liable under the statutory provisions on liability, including but not limited to environmental liability and strict liability in connection with the use or storage of hazardous substances, or the Lessee is hereby required to undertake the necessary activities to obtain such liability insurance.

User directions

8.10	The Lessee is aware of the current appropriation of the Leased Premises and qualitative requirements and the requirements of the fire department. The Lessee shall observe and comply with all public and private regulations, including the quality requirements applicable to the Leased Premises, the current zoning plan, permits and safety regulations of the government, fire-fighters and other competent authorities. Failure to comply with these rules will not in any way be at the expense of the Lessor.

Permits

8.11	The Lessee shall obtain the necessary permits, except building permits and other (municipal) permits to be issued to the lessor for the design according to the attached drawings and the environmental permit (Wabo), as set out in Article 8:14. Lessee shall behave in accordance with the provisions of these licenses. They shall also obey any orders given by the landlord.

The Lessee should also keep proper records detailing the necessary permits. The Lessor has the right to inspect these records. Where deemed necessary, the Lessee shall inform the Lessor, and optionally provide copies of permits, including appendices, among others on behalf of the Wabo (8.14).

The Lessee shall personally apply for permits for work with GMOs (genetically modified organisms), in agreement with the University Occupational Health and Safety Service.

The Lessee is liable for violation when operating without the necessary permit(s) and / or failure to act in accordance with such permits, except if an offence and / or failure to act in accordance with the permits is caused by the Lessor or by a third party hired by the Lessor.

Chemical Substances Act

8.12	The Lessor guarantees that, as far as the Chemical Substances Act and / or associated decisions / regulations are applicable to the Lessee’s activities taking place in the Leased Premises, he complies with all the requirements of this act and decisions / regulations, and that he has complied and will continue to comply with all regulations and obligations resulting from this law and the decisions / regulations.

The Lessee has, insofar as he is obliged to do so under Article 3 of the Chemical Substances Act, submitted the required notification to the Minister of Housing, Spatial Planning and the Environment and, insofar as required, the Lessee also has a permit under the Chemical Substances Act.

Experiments on Animals Act

8.13	In principle, animal studies are not permitted. In appropriate cases and only after written consent from the Lessor, may animal studies be performed. The Lessor should then also guarantee that, as far as the Experiments on Animals Act and / or associated decisions / regulations are applicable to the Lessee’s activities taking place in the Leased Premises, he complies with all the requirements of this law and decisions / regulations, and that he has complied and will continue to comply with all regulations and obligations resulting from this law and the decisions / regulations.

If the Lessee carries out animal testing in the sense of the Experiments on Animals Act, he has obtained a relevant permit from the Minister of Health, Welfare and Sport.

Environmental Permitting (General Provisions) Act (Wabo)

8.14	As part of the Environmental Permitting (General Provisions) Act (Wabo), the Environmental Permit with reference HZ_WABO-14-20927, has been granted on 15 September 2015 for the Alexander Numan building at Yalelaan 40-60 and LSI at Yalelaan 62. The Lessor guarantees that, as far as the Wabo and / or associated decisions / regulations are applicable to the Lessee’s activities taking place in the Leased Premises, he complies with all the requirements of this law and decisions / regulations, and that he has complied and will continue to comply with all regulations and obligations resulting from this law and the decisions / regulations.

Nuclear Energy Act

8.15	The Lessor guarantees that, as far as the Nuclear Energy Act and / or associated decisions / regulations are applicable to the Lessee’s activities taking place in the Leased Premises, he complies with all the requirements of this law and decisions / regulations, and that he has complied and will continue to comply with all regulations and obligations resulting from this law and the decisions / regulations.

If the Lessee prepares, transports, stores, applies, imports or exports radioactive material to and from Dutch territory, or commissions such, or discards radioactive material, the Lessee will have received a permit and the Lessee is obligated to keep records in that respect.

Access to the Leased Premises

8.16	The Lessor and all persons designated by him are always allowed to access the Leased Premises, without any prior consent from the Lessee, with the necessary equipment and to inspect, both inside and outside, provided that the Lessor is of the opinion that there is a need for this and, where reasonably practicable, subject to the limitations and precautions prescribed in the relevant permits. The Lessor is always entitled to check that the Lessee meets the legal requirements and, in that context, the Lessee shall provide, on request from the Lessor, the necessary information to the Lessor. If possible, the Lessor shall first enter into consultation with the Lessee in case access to the Leased Premises is planned. The Lessor shall also ensure that the Leased Premises, where appropriate, can only be accessed by legally authorized persons. In case of prior consultation between the Lessee and the Lessor has not been possible, the Lessor will inform the Lessee about the access and the reasons and background thereof, afterwards.

Sub-letting

8.17	Unless the Lessor has approved this prior, the lessee shall not be allowed to let or sublet a part or the entire Leased Premises to external parties, or to transfer the tenancy rights entirely or partially to external parties or to include this in a company or legal entity.

Violating the provisions of the lease agreement

8.18	In the event that the Lessee or Lessor acts in violation of any provision of this lease agreement, and fails to remedy this within a period of 30 (thirty) days, or as much faster as reasonably possible, the other party has the right to terminate the lease with immediate effect, without prejudice to the parties’ right to performance or termination, as well as to claim damages.

In addition to article 6.7 of the general conditions, the Lessor is entitled to terminate the lease agreement with immediate effect without prior notice, if the required permits and / or exemptions which the Lessee needs in the execution of its activities at the Leased Premises, have expired, have been refused or have been withdrawn.

Jurisdiction

8.19         Dutch law applies to this lease agreement.

Thus drawn up and signed in duplicate.

Utrecht, dated	Utrecht, dated 22 April 2016

(Lessor)	(Lessee)
Stichting Incubator Utrecht	Merus B.V.

O. Schoots	T. Logtenberg
Director	CEO

(Lessee)
Merus B.V.

/s/ S Margetson

S.J. Margetson
CFO